                                                                                                                                                                                 EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

First BanCorp.:

We consent to the incorporation by reference in the registration statements (No. 333-209516) on Form S-3 and (No. 333-212157, No. 333-181178, No. 333-155764, No. 333-106661, No. 333-106656, and No. 333-118853) on Forms S-8 of First BanCorp. and subsidiaries of our reports dated March 15, 2018, with respect to the consolidated statements of financial condition of First BanCorp. and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, cash flows, and changes in stockholders’ equity for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10-K of First BanCorp. and subsidiaries.

Our report dated March 15, 2018, on the effectiveness of internal control over financial reporting as of December 31, 2017, expresses our opinion that First BanCorp. and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2017, because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph related to management’s review and approval of the appropriateness of certain assumptions used to estimate the allowance for loan losses for commercial loans has been identified and included in management’s assessment.

/s/ KPMG LLP

San Juan, Puerto Rico

March 15, 2018